Exhibit 10.2

FIRST AMENDMENT TO

CHANGE OF CONTROL AGREEMENT

This FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT is made and entered into as of the date noted on the last page hereof to be effective as set forth below by and between Witness Systems, Inc. (the “Company”), and [INSERT] (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into a “Change of Control Agreement” dated [INSERT] (the “COC Agreement”); and

WHEREAS, in accordance with provisions of Notice 2005-1 issued by the Internal Revenue Service and extensions and modifications thereto contained in the preamble to proposed regulations (70 F.R. 57930) issued by the Internal Revenue Service, the Company and the Executive wish to amend certain provisions of the COC Agreement either (1) to conform to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to amounts subject to Code §409A, or (2) to provide a compensation arrangement that does not provide for a deferral of compensation for purposes of Code §409A;

WHEREAS, the Company and the Executive wish to amend certain provisions of the COC Agreement to address recent changes in Georgia case law;

NOW, THEREFORE, the Company and the Executive do hereby agree to amend the COC Agreement as follows effective as of the “Effective Date” (which shall, for all purposes of this First Amendment, be defined as noted in the COC Agreement):

I.

Section 1.7 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 1.7            CONFIDENTIAL INFORMATION shall mean (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

II.

Section 1.9 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 1.9            CUSTOMER shall mean any person or entity to whom the Company has (i) sold its products or services, or (ii) solicited to sell its products or services.

III.

Section 1.11 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 1.11         EMPLOYEE shall mean any person who (i) is employed by the Company at the time the Executive’s employment with the Company ends, or (ii) was employed by the Company during the last year of the Executive’s employment with the Company (or during the Executive’s employment if employed less than a year).

IV.

Section 1.19 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 1.19         TRADE SECRETS shall mean information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

V.

Section 1.20 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 1.20         WORK PRODUCT shall mean (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of the Executive, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by the Executive while employed by the Company and that either (i) is created within the scope of the Executive’s employment, (ii) is based on, results from, or is suggested by any work performed within the scope of the Executive’s employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

VI.

Article 1 of the COC Agreement is amended by adding the following Section effective as of the Effective Date:

Section 1.21         MATERIAL INTERACTION shall mean any interaction between the Executive and an Employee which relates or related, directly or indirectly, to the performance of the Executive’s duties for the Company.

VII.

The first paragraph of Article 2 of the COC Agreement is amended by striking the phrase:

is employed by the Company as of the date of the first Change of Control occurring after the Effective Date or was employed by the Company within the ninety (90) day period immediately preceding such Change of Control and inserting in lieu thereof the following phrase:

(A) is employed by the Company as of the date of the first Change of Control occurring after the Effective Date or (B) was employed by the within the shorter of (1) the ninety (90) day period immediately preceding such Change of Control, or (2) the period from January 1 of the calendar year during which such Change of Control occurs to the date of such Change of Control

VIII.

Section 2.3 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 2.3             COBRA Premium Payments. Upon the Executive’s termination of employment as of the date of, or following, such Change of Control, the Company shall pay the following:

(a)           The Company shall pay an amount each month equal to the COBRA Monthly Premiums to provide the Executive with COBRA Continuation Coverage for the first eighteen (18) months following the Executive’s becoming entitled to COBRA Continuation Coverage.

(b)           The Company shall pay a monthly amount equal to (1) the monthly premium amount determined as of the Executive’s date of termination of employment that would be necessary to provide the Executive and any and all dependents of the Executive who are qualified beneficiaries with COBRA Continuation Coverage for such month reduced by (2) the monthly premium amount determined as of the Executive’s date of termination of employment that would be necessary to provide the Executive alone with COBRA Continuation Coverage for such month. Such monthly amount shall be paid as of the first day of each calendar month for eighteen (18) consecutive months beginning with the month immediately following the month during which the Executive’s termination of employment occurs.

IX.

Section 2.4 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Section 2.4             LTD & Life Insurance Premium Payments. Upon the Executive’s termination of employment as of the date of, or following, such Change of Control, the Company shall pay an amount each month equal to the sum of (1) the monthly premium amount (whether paid previously by the Company and/or the Executive) for the Executive’s long term disability coverage and (2) the monthly premium amount (whether paid previously by the Company and/or the Executive) for the Executive’s life insurance coverage, each as available under the Company’s applicable employee welfare benefit plan providing such coverage immediately prior to the Executive’s date of termination, with such premiums amounts determined as of the Executive’s date of termination of employment (but not less than such premiums amounts determined as of the date of such Change of Control). Such monthly amounts shall be paid as of the first day of each calendar month for [eighteen (18)] [twenty-four (24)] consecutive months beginning with the month immediately following the month during which the Executive’s termination of employment occurs.

X.

Article 3 of the COC Agreement is amended to read as follows effective as of the Effective Date:

Article 3        Golden Parachute Gross Up Payments

Section 3.1            REQUEST FOR CALCULATION & DETERMINATION. If the Executive (A) is employed by the Company as of the date of the first Change of Control occurring after the Effective Date or (B) was employed by the Company within the shorter of (1) the ninety (90) day period immediately preceding such Change of Control, or (2) the period from January 1 of the calendar year during which such Change of Control occurs to the date of such Change of Control, then, as of the calendar year during which such Change of Control occurs, the Company shall cause to be performed a calculation of any Code §4999 excise tax for such calendar year and for each calendar year thereafter with respect to the Executive based on any Parachute Payments made or to be made to the Executive by the Company resulting from such Change of Control and based on the assumption that all amounts taxable to the Executive will be taxed at the highest marginal federal and state tax rates, and shall notify the Executive of the result of any such calculation. If such tax is or will be due, the Company shall pay to the Executive a Gross-Up Payment (as defined in Section 3.3 below); provided, however, that (1) the Executive must provide the Independent Tax Counsel with all information necessary for the Independent Tax Counsel to determine the proper amount of excise tax which should be paid by the Executive, (2) the Executive must agree to the release of pertinent payment information by the Company to the Independent Tax Counsel, and (3) the Executive must comply with the terms of Section 6.1 below.

Section 3.2            SELECTION OF INDEPENDENT TAX CONSULTANT. An Independent Tax Consultant shall be selected and engaged by the Company for the purposes of making the calculations and determinations required by this Article 3. All fees, expenses and disbursements of the Independent Tax Consultant shall be paid by the Company.

Section 3.3            DETERMINATIONS & CALCULATIONS OF INDEPENDENT TAX CONSULTANT. The Independent Tax Counsel shall, upon being engaged by the Company to do so, make a determination as to whether the amounts paid to the Executive by the Company which constitute Parachute Payments resulting from such Change of Control would be subject to the Code §4999 excise tax for the calendar year during which such Change of Control occurs and for each calendar year thereafter. If the Independent Tax Counsel determines that the Parachute Payments to the Executive would be subject to the Code §4999 excise tax, then the Executive shall receive a single additional lump sum cash payment (the “Gross-Up Payment”) from the Company in an amount such that, based upon the aforementioned assumptions, after payment by the Executive of all federal and state income taxes and any Code §4999 excise taxes imposed upon the Gross-Up Payment, the Executive shall retain from the Gross-Up Payment an amount equal to the Code §4999 excise taxes imposed upon, or which will be imposed upon, the Parachute Payments. If the Independent Tax Counsel shall determine that no Code §4999 excise tax is or will be payable by the Executive, the Independent Tax Consultant shall furnish the Executive with a written letter that the Executive has substantial authority not to report any Code § 4999 excise tax due.

Section 3.4            TIMING OF GROSS-UP PAYMENT. The Gross Up Payment which is due to be paid to the Executive shall be paid in a single lump sum cash payment which shall be made as of the later of (1) December 31 of the calendar year during which the Change of Control occurs, or (2) the date which is five (5) days after the date on which the Independent Tax Counsel completes his calculations and determinations with respect to such Gross-Up Payment, but in no event later than March 15th of the calendar year following the calendar year during which the Change of Control occurs.

XI.

Section 4.3(b) of the COC Agreement is amended to read as follows effective as of the Effective Date:

(b)           Non-Solicitation of Customers. During the Restricted Period, the Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section 4.3(b) apply only to Customers with whom the Executive had Contact. Nothing in this Section 4.3(b) shall be construed to prohibit the Executive from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which the Executive never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company; or (iii) which product line or service line the Company no longer offers.

XII.

Section 4.3(c) of the COC Agreement is amended to read as follows effective as of the Effective Date:

(c)           Non-Recruit of Employees. During the Restricted Period, the Executive will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this Section 4.3(c) shall apply only to Employees (a) with whom the Executive had Material Interaction, or (b) the Executive, directly or indirectly, supervised.

XIII.

All other provisions of the COC Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned Company and the Executive have hereunto set forth their hands and seals as of this            day of                          , 2005.

COMPANY:	EXECUTIVE:

WITNESS SYSTEMS, INC.

By:	[INSERT]

Its: